Exhibit 99.1

NEWS RELEASE

Nabors Announces First Quarter 2020 Results

HAMILTON, Bermuda, May 5, 2020 /PRNewswire/ -- Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported first quarter 2020 operating revenues of $718 million compared to operating revenues of $714 million in the fourth quarter of 2019. The net loss from continuing operations attributable to Nabors common shareholders for the quarter was $395 million, or $56.72 per share, compared to a loss of $267 million, or $38.66 per share in the prior quarter. The first quarter’s net loss included the impact of the Company’s review for potential asset impairments. As a result of this review, the Company has impaired its remaining goodwill and intangibles, as well as certain fixed assets and other assets. After-tax charges in the first quarter totaled $260 million, or $36.86 per share. The fourth quarter’s results included after-tax charges of $186 million, or $26.43 per share, related to impairments of fixed assets, goodwill, intangibles, and other assets. All per-share figures have been adjusted for the 1-for-50 reverse stock split which was effective on April 22, 2020.

For the first quarter, adjusted EBITDA was $188 million as compared to $203 million in the prior quarter. With the exception of Canada, all segments fell by varying degrees in response to the current pandemic. In the U.S., a 15% decline in the land rig count for the industry drove a 9% reduction in Nabors’ drilling activity in the Lower 48, as well as declines in Nabors Drilling Solutions and in Canrig’s aftermarket sales and services. International activity was also impacted by COVID-related disruptions, particularly in Latin America. A seasonal recovery in the Canadian market and significant reductions in corporate overhead were offsets to these reductions.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “I would like to recognize the efforts and performance of our global team during the COVID-19 pandemic. Collectively, we have minimized the impact to our employees and to our operations. Among our 14,000 employees, we have experienced less than 10 cases of the virus. I believe that our industry-leading safety culture and crisis management systems have proved invaluable in addressing this pandemic.

“In the first quarter, our operating performance was solid even as it reflected the early impact of the coronavirus. In the U.S. Lower 48, our customer base adjusted its prior plans and reduced activity, with the decrease accelerating as we approached the end of the quarter. Daily rig margins were impacted primarily by the costs to stack idled rigs, while pricing held steady.

“In our International Drilling segment, rig count remained stable as additional deployments in Mexico and Kuwait were offset by idled rigs in other countries particularly in Latin America. Adjusted EBITDA was affected by operational challenges brought on by COVID-19. In addition, we experienced higher than expected startup costs for rig deployments in Russia.”

NEWS RELEASE

Consolidated and Segment Results

The U.S. Drilling segment reported $102 million in adjusted EBITDA for the first quarter of 2020, an $11.3 million reduction from the prior quarter, primarily from lower activity in the Lower 48. During the quarter, the Lower 48 rig count decreased by 8.5 rigs while average daily margins compressed somewhat to $9,891, reflecting higher rig stacking expenses. The Company expects average daily margins of approximately $9,000 in the second quarter of 2020. This decline includes the expected impacts of lower leading edge rig rates and increasing costs to stack rigs. The U.S. segment’s rig count currently stands at 66, with 58 rigs in the Lower 48. Based on the Company’s current outlook, the second quarter average Lower 48 rig count should fall by approximately one third from the first quarter average of 89.

International Drilling adjusted EBITDA decreased sequentially by $4.6 million. The quarterly average rig count, at 87, was essentially in line with the prior quarter, while the average margin per day declined by just under $700 to $13,471. This decrease principally resulted from disruptions and downtime related to the COVID-19 virus, as well as excess costs from the startup of new contracts. The international rig count currently stands at 83. Given the current environment, the Company expects some reduction in rig count during the second quarter, and adjusted EBITDA to decline.

Canada Drilling adjusted EBITDA increased by 50% to $8 million, as rig activity in that market reached its seasonal peak. Both average daily gross margin and the average working rig count increased during the quarter. For the second quarter of 2020, normally this market’s seasonally weakest, the Company expects a significant decline in EBITDA.

In Drilling Solutions, adjusted EBITDA of $19.4 million was $5.3 million lower than the fourth quarter. In the first quarter, profitability was impacted by reduced activity across service lines, particularly in the U.S. as the industry rig count retreated.

In the Rig Technologies segment, first-quarter adjusted EBITDA was a loss of $3.2 million, as compared to a loss of $1.6 million in the fourth quarter. The decline was mainly due to lower aftermarket sales of parts and services in the U.S.

Cost Reductions and Capital Discipline

Starting in March of 2020, the Company implemented action plans to mitigate the impact of the pandemic on its financial results and liquidity position. As the market deteriorated further due to the dispute between two of the largest oil exporting nations, the Company took additional measures. It has already implemented several actions related to its fixed cost structure. The Company has adjusted its corporate structure, temporarily reduced compensation throughout, and right-sized the field support organization. The combined impact of these actions amounts to $85 million in overhead reductions over the remainder of 2020. In addition, it has cut planned capital expenditures to $240 million, translating into a reduction of approximately $185 million as compared to the prior year, and $120 million as compared to initial plans. Capital expenditures were $60 million in the first quarter, approximately equal to the preceding quarter. Finally, management has recommended the suspension of the dividend on common stock for a savings this year of $7 million. All of these actions combined represent reductions of over $200 million versus the Company’s initial forecast for 2020.

NEWS RELEASE

Free cash flow, defined as net cash provided by operating activities less net cash used by investing activities, as presented in our cash flow statement, reached $8 million in the first quarter. First quarter free cash flow is typically the most challenged, due to semiannual cash interest payments and other beginning of year annual disbursements.

William Restrepo, Nabors Chief Financial Officer, stated, “Even as global oilfield activity began to decline in the first quarter, Nabors delivered positive free cash flow. This is very encouraging for a first quarter, given our normal annual cash flow cycle. However, since the environment has deteriorated materially, we expect our activity levels to decline as compared to our initial expectations. Consequently, we have taken swift and impactful actions to compensate for the negative effect on our cash flow. The level of the measures that we have taken is intended to support our target to meaningfully reduce our net debt in 2020.

“In January we completed the issuance of $1 billion of new senior guaranteed notes, maturing 2026 and 2028. We also successfully tendered for $953 million of our previously outstanding notes due in 2020, 2021 and 2023. With these transactions, we extended the maturity of approximately $1 billion of debt by more than four years, significantly reducing our nearer-term debt maturities. During the first quarter, we also purchased approximately $135 million of our shorter maturities in the open market at a discount to par. As of today the outstanding balances of our 2020 and 2021 senior notes are $139 million and $173 million, respectively. At March 31, our balances of cash and cash equivalents plus our undrawn credit facility totaled $1.0 billion.”

Mr. Petrello concluded, “In the first quarter, we took decisive steps to address the changing oilfield market as the potential magnitude of the downturn became more apparent. Subsequently, we implemented a second round of essential actions, also targeted at supporting free cash flow this year. The speed and magnitude of our actions are driven by our overarching goal to generate free cash flow and reduce our debt, while delivering industry leading drilling performance with top tier safety results. We remain vigilant and will continue to scrutinize our cost structure.

“Due to the strategic initiatives which we implemented since the last major downturn, the Company stands in a significantly better position to weather the current storm. I would like to thank our employees for their tireless dedication to the success of our company, especially during these difficult times. Further, I want to acknowledge our customers for their continuing confidence in our ability to deliver value to them, and for their cooperation in navigating these challenging circumstances. Finally, let me reassure both our employees and customers that our commitment to their health and safety remains our highest priority.”

About Nabors

Nabors (NYSE: NBR) owns and operates one of the world's largest land-based drilling rig fleets and provides offshore platform rigs in the United States and several international markets. Nabors also provides directional drilling services, tubular services, performance software, and innovative technologies for its own rig fleet and those of third parties. Leveraging our advanced drilling automation capabilities, Nabors highly skilled workforce continues to set new standards for operational excellence and transform our industry.

NEWS RELEASE

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release.  Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures.  The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments. Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), net debt, and free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently.  Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and free cash flow to cash flow provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact:  William C. Conroy, Vice President of Corporate Development & Investor Relations, +1 281-775-2423, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954.   To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2020	2019	2019
Revenues and other income:
Operating revenues	$718,364	$799,640	$714,261
Earnings (losses) from unconsolidated affiliates	-	(5)	-
Investment income (loss)	(3,198)	9,677	1,509
Total revenues and other income	715,166	809,312	715,770

Costs and other deductions:
Direct costs	461,840	520,957	436,249
General and administrative expenses	57,384	68,167	62,572
Research and engineering	11,409	13,520	12,915
Depreciation and amortization	227,063	210,391	225,824
Interest expense	54,722	52,352	49,177
Impairments and other charges	276,434	-	186,201
Other, net	(17,110)	17,502	889
Total costs and other deductions	1,071,742	882,889	973,827

Income (loss) from continuing operations before income taxes	(356,576)	(73,577)	(258,057)
Income tax expense (benefit)	17,693	29,799	26,476

Income (loss) from continuing operations, net of tax	(374,269)	(103,376)	(284,533)
Income (loss) from discontinued operations, net of tax	(93)	(157)	22

Net income (loss)	(374,362)	(103,533)	(284,511)
Less: Net (income) loss attributable to noncontrolling interest	(17,465)	(14,176)	21,827
Net income (loss) attributable to Nabors	$(391,827)	$(117,709)	$(262,684)
Less: Preferred stock dividend	$(3,652)	$(4,313)	$(4,309)
Net income (loss) attributable to Nabors common shareholders	$(395,479)	$(122,022)	$(266,993)

Amounts attributable to Nabors common shareholders:
Net income (loss) from continuing operations	$(395,386)	$(121,865)	$(267,015)
Net income (loss) from discontinued operations	(93)	(157)	22
Net income (loss) attributable to Nabors common shareholders	$(395,479)	$(122,022)	$(266,993)

Earnings (losses) per share:
Basic from continuing operations	$(56.72)	$(18.11)	$(38.66)
Basic from discontinued operations	(0.01)	(0.02)	-
Total Basic	$(56.73)	$(18.13)	$(38.66)

Diluted from continuing operations	$(56.72)	$(18.11)	$(38.66)
Diluted from discontinued operations	(0.01)	(0.02)	-
Total Diluted	$(56.73)	$(18.13)	$(38.66)

Weighted-average number of common shares outstanding:
Basic	7,051	7,015	7,043
Diluted	7,051	7,015	7,043

Adjusted EBITDA	$187,731	$196,996	$202,525

Adjusted operating income (loss)	$(39,332)	$(13,395)	$(23,299)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In thousands)	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$489,658	$452,496
Accounts receivable, net	454,718	453,042
Assets held for sale	1,936	2,530
Other current assets	324,524	340,598
Total current assets	1,270,836	1,248,666
Property, plant and equipment, net	4,597,308	4,930,549
Goodwill	-	28,380
Other long-term assets	440,404	553,063
Total assets	$6,308,548	$6,760,658

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$-	$-
Other current liabilities	584,870	656,548
Total current liabilities	584,870	656,548
Long-term debt	3,388,014	3,333,220
Other long-term liabilities	264,742	295,333
Total liabilities	4,237,626	4,285,101

Redeemable noncontrolling interest in subsidiary	429,824	425,392

Equity:
Shareholders' equity	1,555,921	1,982,811
Noncontrolling interest	85,177	67,354
Total equity	1,641,098	2,050,165
Total liabilities and equity	$6,308,548	$6,760,658

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2020	2019	2019
Operating revenues:
U.S. Drilling	$274,901	$320,209	$289,517
Canada Drilling	25,591	25,315	19,379
International Drilling	337,110	337,256	331,703
Drilling Solutions	55,384	65,422	60,499
Rig Technologies (1)	42,150	71,753	52,616
Other reconciling items (2)	(16,772)	(20,315)	(39,453)
Total operating revenues	$718,364	$799,640	$714,261

Adjusted EBITDA: (3)
U.S. Drilling	$101,809	$125,005	$113,128
Canada Drilling	7,931	7,446	5,302
International Drilling	91,509	85,844	96,155
Drilling Solutions	19,439	21,046	24,776
Rig Technologies (1)	(3,178)	(2,296)	(1,569)
Other reconciling items (4)	(29,779)	(40,049)	(35,267)
Total adjusted EBITDA	$187,731	$196,996	$202,525

Adjusted operating income (loss): (5)
U.S. Drilling	$(7,404)	$24,683	$6,811
Canada Drilling	37	(59)	(3,186)
International Drilling	(4,147)	(5,637)	1,152
Drilling Solutions	10,549	12,855	16,672
Rig Technologies (1)	(8,151)	(5,148)	(5,954)
Other reconciling items (4)	(30,216)	(40,089)	(38,794)
Total adjusted operating income (loss)	$(39,332)	$(13,395)	$(23,299)

Rig activity:
Average Rigs Working: (6)
U.S. Drilling	96.4	120.9	104.2
Canada Drilling	16.8	16.3	12.3
International Drilling	86.7	89.7	87.1
Total average rigs working	199.9	226.9	203.6

(1)	Includes our oilfield equipment manufacturing, automated systems, and downhole tools.

(2)	Represents the elimination of inter-segment transactions.

(3)	Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, earnings (losses) from unconsolidated affiliates, investment income (loss), impairments and other charges and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes".

(6)	Represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2020	2019	2019
Adjusted EBITDA	$187,731	$196,996	$202,525
Depreciation and amortization	(227,063)	(210,391)	(225,824)
Adjusted operating income (loss)	(39,332)	(13,395)	(23,299)

Earnings (losses) from unconsolidated affiliates	-	(5)	-
Investment income (loss)	(3,198)	9,677	1,509
Interest expense	(54,722)	(52,352)	(49,177)
Impairments and other charges	(276,434)	-	(186,201)
Other, net	17,110	(17,502)	(889)
Income (loss) from continuing operations before income taxes	$(356,576)	$(73,577)	$(258,057)

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	March 31,	December 31,
(In thousands)	2020	2019
	(Unaudited)
Current portion of debt	$-	$-
Long-term debt	3,388,014	3,333,220
Total Debt	3,388,014	3,333,220
Less: Cash and short-term investments	489,658	452,496
Net Debt	$2,898,356	$2,880,724

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2020	2019	2019
Net cash provided by operating activities	$59,162	$69,854	$253,730
Less: Net cash used for investing activities	(50,773)	(144,444)	(22,156)
Free cash flow	$8,389	$(74,590)	$231,574

Free cash flow represents net cash provided by operating activities less cash used for investing activities. Free cash flow is an indicator of our ability to generate cash flow after required spending to maintain or expand our asset base. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. This non-GAAP measure has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of the consolidated Company based on several criteria, including free cash flow, because it believes that these financial measures accurately reflect the Company's ongoing profitability and performance.